Exhibit 4.1

To the shareholders of COMMTOUCH SOFTWARE LTD.

We have audited the consolidated financial statements of Commtouch Software Ltd. ("the Company") as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and have issued our report thereon dated February 14, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 18(a)(2) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statement taken as whole, present fairly, in all material respects the information set forth therein.


                                                   KOST, FORER & GABBAY
                                         A member of Ernst & Young International


Tel-Aviv, Israel
February 14, 2001